Exhibit 99.1

Achillion Announces Private Placement Financing for up to $41.5 Million

– Proceeds to Fund Expanding Pipeline of Infectious Disease Candidates –

– Company to Hold Conference Call to Discuss Second Quarter Results August 12 –

New Haven, Conn. – August 6, 2008—Achillion Pharmaceuticals, Inc., (NASDAQ: ACHN) a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today announced that it has entered into definitive agreements for $31.1 million and up to an additional $10.4 million in a private placement financing with a select group of institutional investors including ProQuest Investments, Clarus Ventures, and Investor Growth Capital, Inc. The investment in Achillion includes the sale and issuance of 10,714,655 units, with each unit consisting of one share of the Company’s common stock and a warrant to purchase 0.25 shares of common stock, at a price of $2.9049 per unit. The investors may have the option to purchase an additional 3,679,078 units between February 2009 and August 2009. The warrants, which represent the right to acquire an aggregate of 2,678,664 shares of common stock, have a seven-year term from the date of issuance and will be exercisable at a price of $3.53 per share. The transaction is expected to close on or about August 11, 2008, subject to the satisfaction of certain customary closing conditions. The Company has agreed to seek shareholder approval for a portion of the securities in accordance with NASDAQ Marketplace Rules. Lazard Freres & Co. LLC served as placement agent for the financing.

The Company expects net proceeds on August 11 of approximately $29.5 million after the deduction of offering expenses. Funding from the financing will be used to advance Achillion’s pipeline of antiviral candidates for hepatitis C including ACH-1625, a lead candidate from Achillion’s internal HCV protease program, and ACH-1095 (also known as GS-9525), a next generation NS4A antagonist from the Company’s ongoing partnership with Gilead Sciences.

“With the near-term potential for three new clinical candidates serving major markets, we’ve never been more excited about the breadth of Achillion’s portfolio of therapeutic candidates,” said Michael Kishbauch, President and Chief Executive Officer of Achillion. “This financing will provide the resources to advance our two HCV candidates, each with distinct mechanisms of action that operate synergistically, to proof-of-concept, as we plan to initiate clinical studies for both ACH-1095 (now also known as GS-9525) and for ACH-1625 during 2009. With the remarkably clean safety and unique pharmacokinetic profile of ACH-1625, we are eager to advance this compound to the clinic along with ACH-1095/GS-9525, our Gilead-partnered NS4A antagonist. Further, our upcoming meeting with the FDA regarding ACH-702, our antibiotic candidate, will provide clarity from which we can outline a plan for a third clinical candidate that could reach proof-of-concept next year.”

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in this private placement and the shares of common stock issuable upon the exercise of the warrants issued in the private placement.

This notice is issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

Financial Results Conference Call Scheduled for August 12

Achillion will discuss the use of proceeds from the offering when it hosts its second quarter results conference call at 4:30 p.m. ET on August 12, 2008. The call may be joined via telephone by dialing (877) 627-6555 or (719) 325-4942 (for international participants) at least 5 minutes prior to the start of the call and using the conference confirmation code 9701454. An audio replay will be available through August 15, 2008 by dialing (888) 203-1112 or (719) 457-0820 (international) and using the conference confirmation code 9701454.

A live audio webcast of the call will also be available on the “Investor Relations” section of the company’s website, www.achillion.com. An archived audio webcast will be available on the Achillion website approximately two hours after the event and will be archived for three months.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease – HIV, hepatitis and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit the company’s web site at www.achillion.com or call Achillion at 1-203-624-7000. ACHN-G

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to completion of the Private Placement, the completion and success of Achillion’s preclinical studies and clinical trials of Achillion’s drug candidates. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected regulatory actions or delays; uncertainties relating to results of clinical trials, including additional data relating to ongoing clinical trials; Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities and Achillion’s dependence on its collaboration with Gilead Sciences. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while

Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

Contact:	Media:
Mary Kay Fenton	Kari Watson
Achillion Pharmaceuticals, Inc.	MacDougall Biomedical Communications, Inc.
Tel. (203) 624-7000	Tel. (781) 235-3060
mfenton@achillion.com	kwatson@macbiocom.com